Exhibit 99.1

“US Gold’s property is 100% owned, strategically located, and it hasn’t been explored at depth. We are preparing for an intensive exploration program during 2006,” states McEwen.

US Gold’s focus is on finding Nevada’s next major gold discovery. “If you look at the setting,” states Rob McEwen, Chairman and CEO of US Gold, “we are in the right country in terms of political risk, the right State in terms of major gold discoveries and being mining friendly and we are also in the right Trend, being located just 12 miles south of Placer Dome’s (now Barrick) major gold discovery, Cortez Hills, which is arguably the world’s most significant gold discovery during the past five years.”

US Gold owns 36 square miles of mineral claims in Nevada’s prolific Cortez Trend. “At the top and bottom of the Trend you have the world’s largest producers, Barrick and Newmont, each owning large land positions. If you were to think of the Trend as a sandwich, the majors are the two pieces of bread, and in between is the meat, a number of small junior exploration companies that have a good size chunk of the Trend. But they’re under financed, and they’ve sold off parts of their proper-ties to these majors. US Gold’s property is 100% owned, strategically located, and hasn’t been explored at depth. We are preparing for an intensive exploration program during 2006,” states McEwen.

“In 2005, I started to make large personal investments in the companies with properties on the Cortez Trend. I want to create the premier exploration company in Nevada. In an ideal world, you might consolidate the various land holdings in the area. The new entity would have a large land package, a large treasury, offer better market liquidity, but still retain the upside of a junior if you had a large discovery.

Everybody who had explored the US Gold property in the past had been looking for shallow deposits. The targets we’re looking for are deep deposits like the discovery next door, Cortez Hills. About US$3 billion of value was added to Placer Dome over a period of six months, while this discovery was unfolding. So clearly we’re looking to see if we can find a similar type of deposit on our property.”

Since McEwen took over as Chair-man and CEO last August, his team has been preparing the property for renewed exploration in 2006. This work includes site preparations, com-piling the geological data and hiring personnel to oversee an aggressive exploration program.

MCEWEN CAPITAL APPROACH

Investing with the crowd is only going to provide you with average returns, at best. It’s thinking differently, investing differently, that separates the great investors! It’s our belief at this juncture of the economic cycle, that the resource sector will significantly outperform most other investments over the next three to four years. Our reasons for this are outlined through-out this publication.

Despite the four year bull market in precious metals and oil, Wall Street has shied away, making it a contrarian play. When we start to see prices forming an exponential slope, similar to gold in 1979-80 and technology stocks in 1999, you will know it’s time to think about your exit strategy. However, we are far from this point! We believe that this upward trend in prices will continue for another three to four years.

During 2005, McEwen Capital invested primarily in exploration companies. “If you look at the financial landscape it has been successful exploration companies that have provided investors with the large returns. Sure, you may have a double or even a triple in a senior producing company from this point but I prefer to invest in the early stage, where the risk is higher but so are the returns,” states Rob McEwen.

“When contemplating companies to invest in, the first thing I look at is their location. You want to own companies that are not going to have their assets taken away. If companies are situated in a higher risk location, the potential returns had better be substantial because the risk is real: investors are waking up and seeing their companies’ share values cut in half because of actions taken by various governments. That’s why I like North America and certain regions in South America. It’s safer, less risky,” commented McEwen.

“You also want to take a hard look at the company’s assets. With prices rising throughout the sector you are witnessing projects being recycled for a third or fourth time. You want to own quality assets, ones that have the

… continued on page 3.

A WORD FROM ROB

Thank you for taking the time to read the first issue of INSiTE! This publication was designed to give investors a look at McEwen Capital’s approach to investing in companies. We are contrarian investors that believe the greatest returns are delivered when you invest in assets that are out of favour with the market. There is little reason to invest with the mainstream because you are only going to generate average returns. Throughout INSiTE we have profiled several of our investments, our reasons for investing and the returns.

To ensure that future issues meet your needs and expectations, we would welcome any comments or suggestions you might have. Please forward your remarks to info@mcewencapital.com or call us at 1-866-441-0690.

Regards,

Rob

Managing Director, McEwen Capital

On February 14, 2005, Rob McEwen and Ian Telfer celebrated their victorious merger after beating Glamis Gold’s hostile takeover.

GOLDCORP TURNS IN RECORD YEAR!

This time last year, Goldcorp, which successfully took over Wheaton River Minerals, was defending itself from a hostile bid from Nevada based Glamis Gold. The Glamis bid, which ultimately failed when Goldcorp shareholders voted “Yes!” to buy Wheaton River, didn’t provide enough value according to Rob McEwen, former Chairman, CEO and single largest individual shareholder of Goldcorp. “Goldcorp investors are smart investors, they are value investors, with Glamis they were getting a promise on future earnings but with Wheaton, earnings and cash flow were immediate!”

In a year that resembled a rollercoaster ride for the financial markets, Goldcorp has become the “go to gold stock”, positioning itself as the world’s lowest cost, fastest growing major gold producer with very strong earnings and cash flow. “If you look at the gold sector, the overwhelming majority of acquisitions don’t work. What you usually get is a larger top line and a larger bottom line but earnings and cash flow on a per share basis are down, return on invested capital is down and when these metrics drop the share price is not far behind,” says McEwen. He added that “In the case of Wheaton River, Goldcorp purchased a company that was two times more profitable but had a market capitalization that was a third less. It was a good investment.”

Goldcorp, which produced 1.1 million ounces of gold in 2005 at a cost less than US$25 per ounce, has had a banner year. Earnings per share and operating cash flow per share for the first nine months of 2005 were up 216% and 575% respectively over the same period, 2004. Gold production is up 44% and cash costs have dropped 78% for the full year. Since completing the takeover in February of last year, Goldcorp’s stock price has been steadily rising, gaining 70%, while the gold price gained only during this time. To top it off, Goldcorp was added to the elite TSX/S&P 60 Index, which is a list of the 60 largest companies on the Toronto Stock Exchange, as measured by market capitalization.

With a dividend, no debt, low cost, a large treasury and a projected 40% growth in production, Goldcorp is on a strong foundation.

Numbers as of February 13, 2006.

FUTURE FOR GOLD LOOKS BRIGHT!

“Gold is money” says Rob McEwen, addressing shareholders of US Gold at the company’s Annual Meeting, which was held in Denver on November 14th, 2005, “and it’s set to go higher, significantly higher. But don’t expect it to move in a straight line: the price will correct and consolidate before moving on to challenge its old high of $850 an ounce, which I expect to occur over the next three to four years.”

“What we are experiencing is very similar to the 1970’s,” suggests McEwen, “and I believe the gold price is in the middle of a three step bull market. During the first step, gold rose against the US dollar as the purchasing power of the dollar fell relative to other currencies. In the second step, gold began to climb against all currencies. This is triggering the start of a bull market in gold around the world. The gold market entered this second stage during the summer of last year when both France and the Netherlands voted no to the EU constitution, causing confusion in the currency markets. Since that time gold has out performed every major currency. Other significant signs which I believe indicate a major change in investors’ sentiment towards gold are:

1)            persistent rumors that the Central Banks of Russia, South Africa, Argentina and China are buying, not selling, to build their gold reserves.

2)            a number of major investment dealers who were previously cautious about the gold price are now forecasting a price of $600 and up, over the next two years.

In the third step I expect the gold price to climb rapidly, due to a speculative buying frenzy. “If you look back to 1979-80, people were lined up to purchase gold. This is when you know the third step is near its top!”

“But I believe the time to own gold is now,” states McEwen, adding “that over the past two decades there has never been a better time to own this hard financial asset.”

GOLD PRICES 1970 – 2006

DJIA VS. GOLD 1896 – PRESENT

The line represents how many ounces of gold it would have taken to purchase the DJIA.

US GOLD GETS NEW LOOK

A clear focus, create Nevada’s premier exploration company, independent board, strong treasury, aggressive exploration, skilled management with a large equity interest.

A lot has changed at US Gold during the past six months since Rob McEwen became the company’s Chairman, CEO and single largest shareholder. US Gold now has a new Board of Directors, new Senior Management with a big equity interest in the company, a strategic direction and a strong treasury.

US Gold just completed a US$75 million equity financing to fund its aggressive exploration program and growth strategy. US Gold’s objective is to become the premier exploration company in Nevada by creating a company with land holdings and exploration program equal to a major gold producer, market liquidity of an intermediate and the upside of a junior exploration company.

At our November 14, 2005 share-holders meeting US Gold recorded remarkable attendance. Some 93% of the outstanding shares were voted in person or by proxy. Shareholders were very supportive of our strategic initiatives and voted overwhelmingly in favour of changes proposed by management to increase the company’s flexibility and speed of execution. Also approved was the election of Directors, which is composed of six individuals, where five are independent of management. The members of the board include Michele Ashby, Dr. Leanne Baker, Declan Costello, Peter Bojtos, Rob McEwen and Richard (Dick) Mauro.

In October 2005, Ann Carpenter was appointed President and Chief Operating Officer. Ann brings a valuable combination of skills and experience to US Gold. She is an accomplished exploration geologist with extensive worldwide experience, from grassroots exploration to advanced development. In addition, her long-standing relationship with State and Federal mining associations, environmental and regulatory agencies is a definite asset for US Gold.

MCEWEN CAPITAL STRIVING TO BUILD!

With the resource sector firing on all cylinders during 2005, McEwen Capital made investments in several promising companies that generated unrealized returns for the company. The largest holding in the McEwen Capital portfolio is Goldcorp Inc. (NYSE:GG; TSX:G), which saw its share price increase 70% during 2005, after it successfully took over Wheaton River Minerals in February. Over the past 11 years, McEwen Capital’s investment in Goldcorp has grown by an average compounded rate of 30%! With the belief that gold will continue to rise over the next three to four years, Goldcorp’s share price should benefit due to its low cost of production, growth pipeline and strong balance sheet.

Last year also saw McEwen Capital make an investment in a number of small exploration companies. On June 28th it was announced that McEwen Capital acquired 10.5% of the outstanding shares of White Knight Resources (TSX-V:WKR). We subsequently increased our ownership to 16.1%. Since our initial investment, White Knight has increased 91%. White Knight has assembled the second largest land position within the Cortez Trend next to Placer Dome (Barrick).

Guyana Goldfields (TSX:GUY) is a Canadian based exploration company that McEwen Capital invested in during 2005. Guyana delivered exciting exploration results during the year, giving us continued confidence in the company’s ability to grow. Since McEwen Capital purchased 11.6% of the company, Guyana Goldfields’ share price has increased by 41%. We expect Guyana Goldfields will continue to perform as the market starts to recognize its exploration success.

In keeping with McEwen Capital’s North and South American focus, shares of Minera Andes (TSX-V: MAI;OTCBB:MNEAF) were purchased in late December. Minera Andes is focusing their efforts on Argentina where they are preparing to put its San Jose project into production. The company holds a large land package within Argentina that is showing great promise and looks to be Minera Andes’ next catalyst for growth. Since McEwen Capital announced

… continued on page 6.

MCEWEN CAPITAL APPROACH

… continued from front page

potential to be here 10, 20 or 50 years from now. When looking at exploration companies I focus on the region in which they are located. How successful has the area in question been? What other companies are present? Is it pro-mining? If the answers to these questions are positive I will take a closer look.” continues McEwen.

“A common industry practice of junior exploration companies is to enter into a partnership, called a joint venture, with a larger company (major). Typically, the junior lacks either the financial strength or desire to explore a property. It agrees to let a major acquire a controlling ownership interest in the property in exchange for exploration funding over a period of years. At this point, the junior has usually lost control of the upside for its shareholders and the timing of its exploration news.”

In 2005, McEwen Capital invested heavily in Nevada by becoming the largest shareholder in a number of companies throughout the region. “I think Nevada is the best place in the world to be looking for gold in terms of its mineral potential, currency protection and pro-mining stance. It’s the primary source of production for the world’s largest gold companies. I believe Placer’s Cortez Hill discovery was one of the prime reasons Barrick Gold paid US$10.4 billion to take over Placer Dome. There are many junior exploration companies with interesting land positions in Nevada. Last summer, most of them had weak treasuries, had joint ventured some of their properties and the market was ignoring them. I looked at this and thought, this is a great opportunity, I should be getting involved here in a big way and that’s what I did.”

“In South America, I am investing in companies with great land positions, encouraging drill results and a market capitalization that I feel is undervalued. When I look at parts of South America I say wow, they have just scratched the surface here in terms of exploration. Outside of Nevada, I think certain regions like the Guyana Shield and Argentina hold great promise.” concluded McEwen.

LOOKING FOR VALUE

Lexam is advancing its 100,000 acre oil and gas project in South Central Colorado.

When we started to look for gold we found oil, 27 of 42 drill holes returned strong showings of oil, with two flowing to surface.

Lexam Explorations, which is exploring for oil and gas in south central Colorado, had McEwen Capital increase its ownership to 50.1% in late summer 2005, becoming Lexam’s largest shareholder. McEwen Capital’s Managing Director, Rob McEwen is also Chairman and CEO of Lexam and was interviewed for this article. Lexam’s shares currently trade on the TSX Venture NEX Board under the symbol LEX.H.

Q: Lexam owns an oil and gas project in Colorado, could you provide investors with an update?

RM: Lexam’s oil and gas project is an interesting story and has caused a few geologists to take a hard look at the area. When Lexam originally started to explore the property it was looking for gold, not oil and gas. When we started to look for gold we found oil, 27 of 42 drill holes returned strong showings of oil, with two flowing to surface.

Recently our joint venture partner, Petro-Hunt, decided not to pursue the project but Lexam was able to acquire the seismic data Petro-Hunt completed on the property and we are currently having it analyzed. Once the analysis comes back we will review possible options on how to move this project forward.

Q: McEwen Capital recently increased its ownership in Lexam to 50.1%. What was your thinking behind this purchase?

RM: As some readers may know, Lexam was a former subsidiary of Goldcorp Inc., when I was CEO of that company. In February of 2005, Goldcorp success-fully took over Wheaton River Minerals and at that time I handed the duties of CEO to Ian Telfer, who was previously CEO of Wheaton River. The new management team decided to focus on projects that were more developed and the decision was made to sell Goldcorp’s interest in Lexam, as well as shares in other exploration companies. At that point, I expressed my interest in purchasing Goldcorp’s stake and a third party was brought in to determine a fair value. I always liked Lexam’s oil and gas project. It’s a high risk, high reward property that I thought should have a place in my portfolio.

Q: Will Lexam just be focusing on the Colorado project or will you branch into other related fields, maybe even precious metals?

RM: Lexam’s main focus will be oil and gas. Lexam also owns two other properties. One is a gold property in northeastern Nevada and the second is a zinc, lead and silver property in the Yukon.

Q: The targets you have identified on the oil and gas property are pretty deep and one assumes quite expensive to drill, what are your plans here?

RM: You’re right, the targets we have identified are deep, ranging from 11,000 ft (feet) to 15,000 ft below surface, and it’s not cheap to drill that far down.

We could look for a partner to help fund the cost but personally, I would like to drill it ourselves. If we hit, the outlook for the company changes overnight. That’s what I’m here for.

Overall, with oil and gas prices near record highs, I believe Lexam is a speculative option for investors looking to play the energy market. Essentially it’s a large oil and gas project in the United States, that looks very interesting.

MCEWEN CAPITAL ON THE HUNT FOR IDEAS

Do you have a great business idea?

If so, McEwen Capital wants to hear from you! McEwen Capital was established by Rob McEwen in order to look at new and innovative business ideas that require additional funding in order to make them a reality. We also invest in assets that are distressed and out of favor.

Some of the current sectors where McEwen Capital has invested include gold, oil and gas, the Internet and bio-tech and we are open to reviewing proposals in these various sectors.

If you would like to learn more about McEwen Capital we encourage you to contact us:

Web: www.mcewencapital.com

Toll free: 1-866-441-0690

E-mail: info@mcewencapital.com

Mail: McEwen Capital

99 George Street, 3rd Floor

Toronto, Ontario, Canada M5A 2N4

US GOLD FINDS GOLDEN GOOSE IN NEW PRESIDENT/COO

Mrs. Ann Carpenter was appointed President and Chief Operating Officer of US Gold in October 2005.

Ann is an exploration geologist with over 25 years of mineral exploration experience in the U.S., South America, South Africa, and Mexico; but says, “I keep finding myself wandering back to Nevada to do mineral development because it is so prospective”.

“She is a capable and connected geologist, and she clearly believes in the potential of the Cortez Trend where US Gold is currently exploring”, says Rob McEwen.

As a member of the Women’s Mining Coalition, a group devoted to informing the U.S. Government on the diversity of the modern mining industry, Ann has testified at Congressional Hearings on four occasions on a broad spectrum of mining issues. This valuable experience gives Ann the capabilities and relationships required to advance major mining projects.

As a consulting geologist in the U.S., Ann has spent a lot of time working in Nevada. Her perspective on U.S. Gold’s property is extremely positive. “We have a lot of smoke at the surface” she says, referring to a 1.4 million ounces of mineralized material on the property, “that makes you wonder what’s going on at depth”.

Ann is currently putting together an advanced and very aggressive exploration program for US Gold that will be executed over two years.

From left to right: Ed Everley, Marion Whitton, Tracey Simon, Duncan Wilson, Rob McEwen, Ann Matte, Joanne Ivaniski, Andrew Wach, Doug Corbett and Greg Penner.

RED LAKE’S HOSPITAL & MUSEUM: OPEN FOR BUSINESS!

The Town of Red Lake, home to the world’s richest gold mine, Goldcorp’s Red Lake Mine, had two reasons to celebrate earlier this summer with the grand openings of the Patient Care Renewal Infrastructure Project at the Margaret Cochenour Memorial Hospital and the Regional Heritage Centre.

Speaking during the ceremonies was Rob McEwen, who personally donated C$1 million towards the Renewal Infrastructure Project. Rob also contributed C$250,000 towards the funding of the Heritage Centre, which matched the donation made by Goldcorp. “Health care is very important, it is something we are all going to need at one point in each of our lives. I feel very fortunate to have benefited from the treasure that we have found in our mine in Red Lake. So, I wanted to give something back to the community.”

The C$4.1 million Infrastructure Project included a major renovation to a large portion of the hospital including upgrades to the existing patient care facilities and a new emergency room, which was a requirement made by Rob before making the donation.

Speaking on behalf of the hospital, Chief of Staff Dr. Richard Parker stated, “Rob McEwen’s generous donation last summer had an energizing effect on the staff here and this new facility can only help in the recruitment and retention of health professionals.”

Michele Alderton, Director of the Heritage Centre, said in her remarks, “We are very proud to report that the project is on budget and we have no debts. Over the past three years the Museum has raised C$2.6 million for capital costs of the facility.”

During his final remarks Rob McEwen stated “I am extremely pleased by what I have witnessed here in Red Lake over the past few years. You have all come together in a time of great need and created something remarkable!”

If you are interested in learning more or donating, please contact:

Red Lake Hospital

#51 Highway 105, P.O. Box 5005

Red Lake, ON, Canada P0V 2M0

807-727-2066

www.redlakehospital.ca

Red Lake Regional Heritage Centre

#51 Highway 105, P.O. Box 64

Red Lake, ON, Canada P0V 2M0

807-727-3006

www.redlakemuseum.com

OUR INVESTMENTS

Company	Exchange	Symbol	52 Week High	52 Week Low	Current Price*	Avg. Daily Volume**

US Gold	OTC BB	USGL	US$5.45	US$0.30	US$4.85	255,240
Lexam Explorations	TSX-V NEX	LEX.H	C$0.73	C$0.04	C$0.60	94,598
Goldcorp	TSX/NYSE	G/GG	C$31.99/US$27.99	C$15.11/US$12.04	C$27.40/US$23.57	6,279,763
Guyana Goldfields	TSX	GUY	C$4.60	C$1.50	C$3.45	150,110
White Knight Resources	TSX-V	WKR	C$2.13	C$0.55	C$1.45	211,902
Minera Andes	TSX-V/OTC BB	MAI/MNEAF	C$0.95/US$0.83	C$0.335/US$0.28	C$0.90	1,111,887
Coral Gold	TSX-V/OTC BB	CGR/CGREF	C$4.17/US$3.63	C$0.90/US$0.76	C$3.35	34,897
Nevada Pacific Gold	TSX-V	NPG	C$0.335	C$1.38	C$0.90	366,816
Tone Resources	TSX-V	TNS	C$0.98	C$0.18	C$0.78	60,747

* As of January 13, 2006

** 30 day Avg.

WHITE KNIGHT’S CHAIRMAN & CEO

John Leask

Chairman and President, White Knight Resources

John Leask is Chairman and President of White Knight Resources, which trades on the Toronto Venture Exchange under the symbol WKR. White Knight is focused on a prolific gold area in northern Nevada called the Cortez Trend, which is home to some of the world’s largest gold discoveries.

McEwen Capital currently owns 16.1% of the outstanding shares of White Knight on a partially diluted basis.

Q: Could you tell our readers a little about White Knight Resources?

JL: The Company is 100% focused on exploration in northeastern Nevada and only explores for Carlin-type gold deposits. The Company is the second largest land holder in the Cortez Trend with 16 properties in this area.

Q: White Knight was one of the early movers in the Cortez Trend, why were you able to recognize the areas opportunity before most other companies?

JL: We believed the Cortez Trend would evolve into a major goldfield before the discovery of two large deposits in the Trend, Pipeline and Cortez Hills. Our opportunity came when the gold industry went through a protracted downturn which saw gold fall to US$250 an ounce and the viability of the industry was severely threatened. We were one of two junior companies and three major companies that continued to explore. Bankruptcies freed up land that had been held for decades and allowed White Knight a unique opportunity to pick up what we believe to be the better properties.

Q: The most important rock type in Nevada is called the “Lower Plate” because this is where the large gold deposits are located. Did you encounter “Lower Plate” with your exploration program in 2005?

JL: Yes. We hit Lower Plate in deep drilling at Slaven Canyon where it wasn’t previously known to exist. We believe this was a major breakthrough and impacts the geologic prognosis of that prospect greatly.

Q: Earlier in 2005 White Knight launched the “Lower Plate Challenge.” Could you describe this challenge for our readers and its final outcome?

JL: The contest was designed to engage and educate investors by encouraging people to view our geological and geophysical data and make a best guess at where “Lower Plate” might be intersected in drilling on a given property. While there are investors who understand what the data means in relation to their investment, we find that there are many who are interested in understanding more on the actual ground work and results. In this case, the closest guess to the intercept where Lower Plate was intersected would win a trip to Las Vegas.

Q: What did the Cortez Hills discovery (a large gold discovery in Nevada by Canadian miner Placer Dome, now owned by Barrick, NYSE & TSX: ABX) mean to the future of White Knight?

JL: The discovery of Cortez Hills solidified our resolve that the Cortez Trend is a goldfield and geologically similar to the Carlin Goldfield but in its exploration infancy stage. Numerous major geological insights have been recognized because of the discovery of Cortez Hills.

Q: Are there any plans to list White Knight on the Toronto Stock Exchange (TSX) in 2006?

JL: Yes. We’ve had discussions with Listing Personnel. The Company requires an updated resource estimate on our formerly producing Gold Pick property to apply for listing on the TSX. This is currently being prepared by Mine Associates of Reno, Nevada.

Q: What are the exploration plans for White Knight in 2006?

JL: We envision similar exposure in 2006 as we had in 2005. Our anticipated combined exploration expenditure between ourselves and our joint venture partners will be approximately US$5 to US$6 million.

Q: As the gold price continues to rise, what advantages are there for investors who purchase shares in an exploration company versus an organization already in production?

JL: The main advantage of an exploration company over a major producing company is the leverage that is realized when a junior explorer finds a good deposit. The impact of a discovery on a junior company is typically many multiples of that of a producing company.

Q: If investors wish to obtain more information on White Knight who should they contact?

JL: Investors can obtain more information by contacting Kareen McKinnon, VP of Corporate Development at 604-681-4462 or kareen@whiteknightres.com.

MCEWEN CAPITAL STRIVING TO BUILD!

… continued from page 3.

its purchase of 23.5% of the outstanding shares on December 21st, Minera Andes shares have appreciated by 120%.

Our best investment returns in 2005 came from the purchases of US Gold (OTCBB:USGL) and Lexam Explorations (TSX-VNEX:LEX.H), where McEwen Capital’s Managing Director, Rob McEwen is Chairman and CEO. On July 29th it was announced that the company had purchased 33.3% of the outstanding shares of US Gold. Since this announcement the share price has increased by 1,247%! US Gold is a long-term investment for McEwen Capital because we believe the company has the potential to make a large gold discovery in Nevada!

Our 49.8% purchase of Lexam Explorations increased our total ownership to 50.1%. Since our announced purchase on September 1st, Lexam’s share price has increased by 2,300%. With Lexam currently advancing its oil and gas project in Colorado, 2006 should be a decisive year as Lexam focuses on the deep natural gas targets that have been identified on the property.

McEwen Capital also announced the purchase of three additional companies late in 2005. With continued belief that Nevada represents the best place to explore for gold, shares were purchased in Coral Gold Resources (TSX-V:CGR; OTCBB:CGREF), Nevada Pacific Gold (TSX-V:NPG) and Tone Resources (TSX-V:TNS), all three of which are exploring within the Cortez Trend. Each of these companies will be profiled in the second edition of INSiTE.

“I am delighted by the returns we have been able to achieve in 2005! I like buying distressed and undervalued companies that many investors tend to overlook. There is no sense following the crowd because you will produce average results,” stated Rob McEwen.

Of the 364 junior gold companies tracked by www.goldriver.com during 2005 US Gold ranked 2nd, White Knight 38th and Guyana Goldfields 114th in terms of share performance. If Lexam Explorations had been included in this ranking it would have placed 4th.  “We had a good start in 2005 and I think the best is still to come.”

Over time the purchasing power of gold remains relatively constant and its “value” expressed in those paper promises is what changes.

Ultimately the price of gold, is set by global supply and demand forces which ebb and flow over time.  Short-term investors and speculators try to trade those tidal movements of commodities in order to maximize potential gains on their investments.

How can we gain an understanding of what prices might do in the near term? That simple question was the genesis of the COT (Commitment of Traders) Gold Report, a weekly update published during the weekend on ResourceInvestor.com.

After the 1930’s, when the last of the governments of the world which allowed their reserve notes to be converted into gold metal pulled the plug, and after the 1970’s, when even the United States severed direct ties of its paper currency with gold, the vast majority of the world’s population settled into the misleading impression that gold is “valued” in dollars, euro, yen and the rand. Of course the opposite is true. Over time the purchasing power of gold remains relatively constant and its “value” expressed in those paper promises is what changes.

Want to know how the world values your particular fiat currency in terms of gold? Then pull up the cash price on the Tokyo Commodity Exchange (TOCOM), the London Gold Fixing or on the COMEX division of the New York Mercantile Exchange (NYMEX). It is in these trading centers that the global market forces do battle and it is there that the current “price” gets set.

By far the most influential of the global markets is the COMEX in New York. The COMEX primarily deals in futures contracts and options. The price of the contracts, each representing an obligation of one party to deliver 100 ounces of refined gold to another party on a specific date in time, are to a very large extent an expression of current global supply and demand metrics.

The vast majority of paper gold contracts never reach maturity or delivery. They are from pure speculation by traders large and small betting on the price movement or volatility of gold.

The Great Commodities Bull Market, which generally began in 2001 has a long way to go in my view. Gold will almost certainly reach dramatic new highs as measured in the fiat paper currencies of the world before the bull runs its course a decade or more from now.

The upward valuation of gold will not be measured in straight lines, however; far from it. Along the way there will be cycles measured in years, months, weeks and days, and the inevitable pullbacks and corrections will offer opportunity for short-term speculative trading and for improved entry for long-term investment.

Over the years as a private trader of precious metals and an investor in mining stocks, I became acquainted with several traders who had developed methods that attempted to give them an edge in anticipating the near-term price movements of gold, silver and other metals. They each had varying methods including technical analysis, fundamental analysis and market metrics which helped them to develop insight. All of those successful and seasoned traders had one common indicator they followed religiously. That was the Commitment of Traders Gold Report (COT) which lists the various positions of the largest traders on the planet. Following the rate of change of those positions can be a very useful tool in gauging whether a particular market is close to a short-term top or a bottom.

There is absolutely no way any one person or even a dedicated team of individuals can possibly assimilate every factor which affects the price, of gold and apply it to the markets. Obviously, no one can see the future either and so exogenous geopolitical crises or sudden natural disasters can not be predicted. But when combined with other indicators and followed carefully, using key market metrics, a trader can develop impressions of what the market is likely to do in the near term. That helps to develop trading strategies and higher percentage entry points for long-term investment in the metal and in gold mining stocks.

It is far easier to form an impression of the long-term anticipated movement of a market. With gold for example there is little doubt that the trend is up and will remain that way for some time to come as dilution of and uncertainty about fiat currencies, global investment demand, tighter supplies versus demand and currency safe haven pressures will undoubtedly continue to rise.

In 2001, I began sharing some impressions about the gold market with a few traders and fund managers in an informal version of what became the COT Gold Report. Producing that early version of the report each week was fun and helped me to stay focused on the markets. By 2004, the list of people receiving the report had grown to about 100. In 2005, the report caught the attention of Tim Wood, chief editor of Resource Investor, a leading online news and opinion source for the metals and energy markets and it has been published there ever since.

Today the COT Gold Report combines the COT data with technical analysis, currency movements, gold share index signals and selected momentum news. By following the changes of the indicators and their relationship to each other the report seeks to help investors gain insight into the volatile gold market and perhaps to form a more informed impression of where the gold market may be headed in the near-term.

Feel free to add the COT Gold Report to your information arsenal. Look for it each weekend on ResourceInvestor.com.

Gold will almost certainly reach dramatic new highs as measured in the fiat paper currencies of the world before the bull runs its course a decade or more from now.

BIG POTENTIAL IN MINE-FRIENDLY GUYANA!

There are several good reasons to look for gold investments in Guyana. The first is geography, 100 million years ago before the continental drift divided the continents, the region in South America now known as Guyana was nestled next to Ghana on the African continent. West Africa is a well-known gold region, with many large-scale commercial deposits. Second, Guyana is a highly literate English speaking country, with a pro-mining government and a long history of gold mine production. Lastly, the TSX listed Guyana Goldfields has acquired the two largest past producing mines in the country and has produced encouraging results indicating large new mineralized zones.

Guyana’s Aurora Property had past production of at least 72,000 oz between 1940 and 1949. Recent drill results from Aurora have been very promising with 2.00 g/t Gold over 96 metres, 3.57 g/t Gold over 149.5 metres, and 2.43 g/t Gold over 134.8 metres.

Guyana Goldfields’ other projects include the Peters Mine, which could become a 1,000 tonne per day heap leach operation once a mining license is issued for the project. Environmental permits are already in place.

McEwen Capital purchased its position in Guyana Goldfields in June 2005 and holds 4,555,811 shares or about 11.6% of shares outstanding. With a treasury over C$6.5 million and no debt, Guyana is prepared to benefit from more encouraging results and a higher gold price.

Guyana Goldfields Inc. (TSX: GUY)

347 Bay St., Suite 301, Toronto, ON, Canada M5H 2R7

Contact person: John Timmons

Tel: 416-628-5936; Fax: 416-628-5935

www.guygold.com

REGENERATIVE MEDICINE SPARKS DISCUSSION

Imagine a world where there was no donor organ shortage, where spinal cord injured victims could walk, where weakened hearts could be replaced and the brains of stroke victims could be regenerated. This is the promise of regenerative medicine and the focus of the recently held ChaRM 2005 conference. The McEwen Centre for Regenerative Medicine was the conference’s lead sponsor.

The ChaRM conference provided a platform to learn about the advances being made in regenerative medicine. The conference was designed to promote networking and interaction among the speakers and participants from industry, medicine and academia and the public. ChaRM helps provide greater insight into the challenges and solutions of this technological revolution, where discussion among the audience was stimulated by thought provoking seminars and through social networking.

For more information please visit: www.charm2005.org

A McEwen Capital Publication

Forward-Looking Statements

The information presented in INSiTE contains certain forward-looking statements within the meaning of US federal securities laws. These include statements about McEwen Capital’s expectations, beliefs, intentions or strategies for the future, and are indicated by words such as “budget,” “anticipate,” “intend,” “believe,” “estimate,” “forecast,” “expect,” and similar words. While all forward-looking statements reflect McEwen Capital’s current views with respect to future events, they are subject to certain risks and uncertainties. Actual results may differ materially from those projected in INSiTE for a number of factors, including those which are described in the mentioned companies periodic filings with securities regulatory authorities. McEwen Capital bases its forward-looking statements on information currently available to it and McEwen Capital does not assume any obligation to update or revise them, except in accordance with applicable securities laws. Readers should not place undue reliance on forward-looking statements.

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Tel.: 647-258-0395; Toll Free: 1-866-441-0690; Fax: 647-258-0408

E-mail: info@mcewencapital.com; Website: www.mcewencapital.com